UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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EASYLINK SERVICES INTERNATIONAL CORPORATION

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EASYLINK SERVICES INTERNATIONAL CORPORATION
6025 The Corners Parkway, Suite 100
Norcross, Georgia 30092
(678) 533-8000
December 13, 2007
Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of EasyLink Services International Corporation for the fiscal year ended July 31, 2007, which will be held on Tuesday, January 8, 2008 at 10:00 a.m., Eastern Time, at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092. At the annual meeting, we will transact and act upon such business as described in the Notice of Annual Meeting of Stockholders and the Proxy Statement following this letter and give a current report on our business.
We hope that you will be able to attend the annual meeting in person. Whether or not you plan to attend, to ensure that your vote is counted, please mark, date and sign the enclosed proxy card and return it to us as soon as possible in the enclosed prepaid envelope. If you have any questions or need assistance in voting your shares, please contact Bradley White at (678) 533-8000.
The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

Thomas J. Stallings Chief Executive Officer

EASYLINK SERVICES INTERNATIONAL CORPORATION
6025 The Corners Parkway, Suite 100
Norcross, Georgia 30092
(678) 533-8000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of EasyLink Services International Corporation (the “Company”), for the fiscal year ended July 31, 2007, will be held at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092, at 10:00 a.m., Eastern Time, on Tuesday, January 8, 2008 (the “Annual Meeting”), for the following purposes:
1.	to elect the directors to the Company’s Board of Directors;
2.	to ratify the appointment of Friedman LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2008; and
3.	to transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.
The Board of Directors has fixed the close of business on November 26, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Company’s executive offices, located at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092 during the ten days before the Annual Meeting.

By Order of the Board of Directors,

Glen E. Shipley Vice President, Chief Financial Officer and Secretary
Norcross, Georgia
December 13, 2007

EASYLINK SERVICES INTERNATIONAL CORPORATION
6025 The Corners Parkway, Suite 100
Norcross, Georgia 30092

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 8, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING
The Board of Directors of EasyLink Services International Corporation, a Delaware corporation (the “Company”), is soliciting your proxy for use at the Company’s annual meeting of stockholders for the fiscal year ended July 31, 2007 (the “Annual Meeting”), to be held at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092, at 10:00 a.m., Eastern Time, on Tuesday, January 8, 2008, and any postponement or adjournment thereof.
The term “proxy materials,” includes this Proxy Statement, the enclosed proxy card and a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007.
The Company intends to mail the proxy materials on or about December 13, 2007 to all of its stockholders entitled to vote. The Company has fixed the close of business on November 26, 2007 as the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.
Stockholders Entitled to Vote
Only holders of record of the Company’s class A common stock, series C preferred stock and series D preferred stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting.
On the Record Date, the Company had 24,297,760 shares of class A common stock, 5,000 shares of series C preferred stock and 250 shares of series D preferred stock issued and outstanding, respectively. Each holder of class A common stock is entitled to one vote for each share held on the Record Date, each holder of series C preferred stock is entitled to 44.76 votes for each share held on the Record Date and each holder of series D preferred stock is entitled to 769.23 votes for each share held on the Record Date. Holders of series C and D preferred stock are entitled to vote together with the holders of the class A common stock as a single class.
Voting Procedures
The purpose of this Annual Meeting is to consider and vote upon the proposals that are listed in the accompanying Notice of Annual Meeting of Stockholders and further described in this Proxy Statement. You can vote on each proposal by filling out and returning the enclosed proxy card in the enclosed envelope or by attending the Annual Meeting in person.
Voting by Mail. By signing and returning the enclosed proxy card in accordance with the instructions on the proxy card, you are authorizing the individuals named on the proxy card, known as “proxies,” to vote your shares at the Annual Meeting in the manner indicated on the proxy card. The Company encourages you to sign and return the enclosed proxy card even if you plan to attend the Annual Meeting in person to ensure that your shares are voted if you are unable to attend the Annual Meeting. If your shares are held in “street name,” meaning that they are held for you by a broker, bank or other nominee, you will receive a copy of the proxy materials as well as voting instructions from your broker, bank or other nominee explaining how you can vote your shares by mail. You should vote your shares in accordance with those instructions.

Your shares will be voted in accordance with the instructions indicated on the proxy card. If you sign and return the proxy card but do not indicate your voting instructions, your shares will be voted as follows:
•	FOR the nominees for election to the Company’s Board of Directors; and
•	FOR the ratification of the appointment of Friedman LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2008.
If you receive more than one proxy card and hold your shares in multiple accounts, please complete and return each proxy card in accordance with the instructions set forth therein to ensure that all of your shares are voted. The Company encourages you to consolidate multiple accounts by contacting your broker, bank or other nominee, if you hold your shares through a nominee account, or otherwise through the Company’s transfer agent, American Stock Transfer & Trust Company at (718) 921-8200. Please note that shares held in certain types of accounts cannot be consolidated with other accounts. For example, retirement and non-retirement accounts generally cannot be consolidated.
Voting in Person at the Annual Meeting. If you plan to attend the Annual Meeting and vote in person, the Company will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name on the Record Date, you are considered a stockholder of record as of the Record Date and you have the right to vote in person at the Annual Meeting. If your shares are held in “street name” and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote the shares.
Revoking Your Proxy
You may revoke your proxy at any time before it is voted at the Annual Meeting. You may revoke your proxy in any one of the following ways:
•	sign and return another proxy card bearing a later date;
•	provide written notice of the revocation to Glen E. Shipley, the Company’s Secretary, at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092; or
•	attend the Annual Meeting and vote in person.
Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Quorum Requirement
The holders of a majority of the total votes represented by shares of the Company’s class A common stock, series C preferred stock and series D preferred stock outstanding on the Record Date, whether present at the Annual Meeting in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each stockholder who signs and returns the enclosed proxy card will be counted as present for the purposes of determining the presence of a quorum at the Annual Meeting, whether or not the stockholder abstains on all or any proposal to be acted on at the meeting. Abstentions and broker non-votes (as defined below) both will be counted toward the quorum requirement.

Votes Required for Each Proposal
The vote required and method of calculation for the proposals to be considered at the Annual Meeting are as follows:
•	Proposal 1 — Election of Directors. The election of each of the nominees listed in Proposal 1 requires the vote of a plurality of the votes cast at the Annual Meeting.
•
Proposal 2 — Ratification of the Appointment of Friedman LLP as the Company’s Independent Registered Public Accounting Firm. The ratification of the appointment of Friedman LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2008 requires the affirmative vote of a majority of the votes present, in person or by proxy, at the Annual Meeting and voting on Proposal 2.

You may either vote “for” or “withhold” your vote for the election of any nominee as a director. You may vote “for,” “against” or “abstain” from voting on Proposal 2.
Abstentions and Broker Non-Votes
If you return a signed proxy card indicating an abstention from voting on a proposal, the shares so represented by the proxy card will be counted as present toward the quorum requirement, but such shares will not be voted on the proposal. Because the directors are elected by a plurality of the votes cast, the nominees who receive the most votes for the available directorships will be elected as directors. Accordingly, an abstention will have no effect on the election of directors. If you abstain from voting on Proposal 2, your abstention will not be counted as having been voted on this proposal and will have no effect.
If your shares are held in “street name” and you do not give instructions to your broker, bank or other nominee, your broker, bank or other nominee can vote your shares with respect to “discretionary” items, including Proposals 1 (Election of Directors) and 2 (Ratification of the Appointment of Independent Registered Public Accounting Firm). Discretionary items are proposals considered routine under applicable rules on which your broker, bank or other nominee may vote shares held in street name in the absence of your voting instructions.
A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. To the extent your broker, bank or other nominee submits a broker non-vote with respect to your shares on a proposal, your shares will be counted toward the quorum requirement, but will not be deemed as having been voted on that proposal.
Proxy Solicitation Costs
The Company will bear the entire cost of soliciting proxies to be voted at the Annual Meeting, including the preparation, printing and mailing of proxy materials. To date, the Company has not made any expenditures for and in furtherance of the solicitation of proxies to be voted at the Annual Meeting. The Company estimates that the total costs of soliciting proxies to be voted at the Annual Meeting will amount to $37,500. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone, telegram or facsimile. No additional compensation will be paid to such persons for such solicitation.
The Company will reimburse brokers, banks and other nominees for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.

Deadline for Receipt of Stockholder Proposals for the 2008 Annual Meeting
As a stockholder, you may be entitled to present proposals for action at the 2008 annual meeting of stockholders if you comply with the requirements of the Bylaws. You may contact the Company’s Secretary at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092 for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals. Proposals of the stockholders intended to be presented for consideration at the Company’s 2008 annual meeting of stockholders must be received by the Company at its principal executive offices no later than Wednesday, July 30, 2008, in order to be eligible for inclusion in the proxy materials relating to that meeting. If a stockholder fails to provide timely notice of a proposal to be presented at the 2008 annual meeting, the Company may exclude such stockholder proposal from its proxy materials.
For any proposal that is not submitted for inclusion in the next year’s proxy materials (as described in the preceding paragraph), but is instead sought to be presented directly at the fiscal 2008 annual meeting, which will likely be held in early 2009, the Bylaws require stockholders to give advance notice of such proposal. The required notice must be given no more than 120 days and no less than 75 days in advance of the anniversary date of the immediately preceding annual meeting. Accordingly, with respect to the Company’s 2008 annual meeting of stockholders, the Bylaws require notice to be received by the Company at its executive offices at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092, as early as September 10, 2008 but no later than October 24, 2008.
PROPOSAL 1
ELECTION OF DIRECTORS
Introduction
The Bylaws provide that a maximum of ten directors may serve on the Company’s Board of Directors with the exact number to be fixed by a resolution of the Directors. The Board of Directors of the Company currently has eight members. Each Director serves for a term of one year, or until his or her successor is elected and qualified. The Board of Directors has set the number of directors constituting the Board of Directors as of and following the annual meeting of stockholders for the fiscal year ended July 31, 2007, to be held on January 8, 2008, at six, and the Board of Directors has nominated Richard J. Berman, Kim D. Cooke, Donald R. Harkleroad, Paul D. Lapides, John S. Simon and Thomas J. Stallings as directors.
If you sign and return the enclosed proxy, your shares will be voted for all of the directors nominated unless you indicate on your proxy card that you are withholding your vote for a nominee. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy may be voted for a substitute nominee designated by the Board of Directors to fill the vacancy. The Company has no reason to believe that any of the nominees for election will not be available to serve his prescribed term.
The names of the current directors (other than those directors whose terms of office will not continue after the Annual Meeting) and the nominees for election as directors and certain background information about such persons as of December 13, 2007 is set forth below. Information as to stock ownership of the current directors (other than those directors whose terms of office will not continue after the Annual Meeting) and the nominees for election as directors is set forth below under “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”
Vote Required for Approval
The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to elect the nominees as directors. This means that the nominees will be elected if they receive more affirmative votes than any other person.
THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE NOMINEES FOR ELECTION AS DIRECTORS AT THE ANNUAL MEETING AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

Director Nominees
Richard J. Berman, age 65, joined the Company in September 1998 as Chairman and Chief Executive Officer and served as the Company’s Chief Executive Officer from 1998 until June 1999. Mr. Berman’s business career spans over thirty-five years of venture capital, management and merger and acquisitions experience. In the last five years, Mr. Berman has served as a professional director and/or officer of over a dozen public and private companies. Mr. Berman is currently Chairman of NexMed, Inc., a small public biotech company; Chairman of National Investment Managers, Inc., a public company in pension administration and investment management; and Chairman of Secure Fortress Technology Systems, a company specialized in the homeland security area. Mr. Berman is also a director of the following public companies: Dyadic International, Inc. (AMEX: DIL); Broadcaster, Inc. (OTC: BCSR.OB); NexMed, Inc. (Nasdaq: NEXM); National Investment Managers, Inc. (OTC: NIVM.OB); Advaxis, Inc. (OTC: ADXS.OB); NeoStem, Inc. (AMEX: NBS); and Secure Fortress Technology Systems (trading in the United Kingdom and listed on the Frankfurt Exchange). Previously, Mr. Berman worked at Goldman Sachs; was Senior Vice President of Bankers Trust Company, where he started the M&A and Leverage Buyout Departments; helped create the largest battery company in the world by merging Prestolite, General Battery and Exide to form Exide Technologies (Nasdaq: XIDE); helped create what is now Soho (NYC) by developing five buildings; and advised on over $4 billion of M&A transactions. Mr. Berman is a past director of the Stern School of Business of NYU, where he received BS and MBA degrees. Mr. Berman also has United States and foreign law degrees from Boston College and The Hague Academy of International Law, respectively.
Kim D. Cooke, age 52, has served as a member of the Board of Directors since December 2000 and was appointed the Company’s lead director in November 2003 and as Chairman of the Board in September 2005. Mr. Cooke is a founding partner and Managing Director of Blue Water Capital, L.L.C., a private venture capital firm, founded in 1996. Mr. Cooke serves on the board of directors of Tech Enterprises Inc. (Techbooks) and Verus Financial Management, Inc. Mr. Cooke is a transactional lawyer and private equity investor with extensive business and legal experience. Mr. Cooke also serves as a director of several not-for-profit organizations.
Donald R. Harkleroad, age 63, joined the Company as a director in June 2004 following the Company’s acquisition of Electronic Commerce Systems, Inc., of which Mr. Harkleroad was Chairman. Mr. Harkleroad is the founder and President of The Bristol Company, a diversified investment and management holding company formed in 1983, and is an officer and director of several of its subsidiaries and affiliated companies. Additionally, Mr. Harkleroad serves on the board of directors of Summit Bank Corporation and Lighting Science Group Corporation. Mr. Harkleroad is also a transactional lawyer and private investor with extensive management, investment and entrepreneurial experience.
Paul D. Lapides, age 53, has served as a member of the Board of Directors since October 2005. Mr. Lapides is Director of the Corporate Governance Center at the Michael J. Coles College of Business at Kennesaw State University, where he has been a professor of management and entrepreneurship since 1993. Mr. Lapides currently serves as a director on the board of directors of Sun Communities Inc. (NYSE: SUI) and The Board of Directors Network, Inc. Mr. Lapides is a member of the Advisory Board of the National Association of Corporate Directors and served on the NACD’s Blue Ribbon Commission on Audit Committees in 1999. A certified public accountant, Mr. Lapides is the author or co-author of more than 100 articles and seven books on management and directors’ responsibilities. Mr. Lapides received a BS with honors in economics from The Wharton School of the University of Pennsylvania and an MBA from New York University.
John S. Simon, age 51, has served as a member of the Board of Directors since October 2004. Mr. Simon has been the Chief Executive Officer of afterBOT, Inc. since 2002. afterBOT provides various services to retailers and their vendors using proprietary digital receipt technology. Mr. Simon has more than 27 years of experience in the retail industry, including 14 years with QRS Corporation, a provider of electronic commerce services to the retail industry, of which he was a founder in 1988, and 9 years with Carter Hawley Hale Stores. Mr. Simon was formerly a director of Electronic Commerce Systems, Inc., which was acquired by the Company in June 2004.

Thomas J. Stallings, age 60, joined the Company in December 2003 as Chief Operating Officer, in which position he served until April 2004, when he was appointed Chief Executive Officer. Mr. Stallings has also served on the Company’s Board of Directors since June 2004. Prior to joining the Company, Mr. Stallings spent seven years in the management of venture capital backed or privately held technology companies. Mr. Stallings was the president and chief operating officer of CoreHarbor, from October 2002 to June 2003, where his efforts led to the effective merger between CoreHarbor and USinternetworking Inc. From 1999 to 2002, Mr. Stallings served as president and chief executive officer of Cambar Software Inc. and was successful in completing the sale of the company to a private investment group in November 2002. From 1997 to 1999, Mr. Stallings served as president and chief executive officer of Analytika, Inc., where he effectively grew this early stage software development firm and completed the sale of the company in late 1999 to Dendrite International. From 1995 to 1996, Mr. Stallings was a vice president with Oracle, responsible for sales and marketing to Oracle’s top enterprise customers in the telecommunications industry. Prior to 1996, Mr. Stallings held management and executive positions at IBM with progressively greater levels of responsibility.
Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. None of the nominees for election as a director nor any continuing director has any family relationship with any other director or any executive officer of the Company.
Executive Officers
The following individuals serve as the Company’s executive officers as of December 13, 2007:

Name	Position

Thomas J. Stallings (1)	Chief Executive Officer
Glen E. Shipley	Vice President, Chief Financial Officer and Secretary
Teresa A. Deuel	Vice President of Product Development and Support
Richard Gooding	Vice President of Operations
John Mecke	Vice President of Worldwide Product Management
James J. Walsh III	Vice President of Sales and Marketing
Kevin R. Maloney	Senior Vice President of Worldwide Sales and Marketing

(1)	Information for Thomas J. Stallings is provided above under “Director Nominees.”
Glen E. Shipley, age 57, joined the Company as Chief Financial Officer on November 1, 2004. From March 2004 until November 2004, Mr. Shipley served as a financial consultant to several commercial enterprises. From May 2003 to March 2004, Mr. Shipley served as Chief Financial Officer of Melita International, Inc., which was acquired by Concerto Software, Inc. From February 2002 to May 2003, Mr. Shipley served as a consultant for various software and genomics companies on operational and financial issues. From October 2000 to January 2002, Mr. Shipley served as Chief Financial Officer and Administrative Officer for eshare communications, Inc., a leading provider of integrated customer interaction and intelligent call management solutions, which was later acquired by divine, Inc. From October 1998 to September 2000, Mr. Shipley served as Chief Financial Officer and Secretary of Vanishing Point, Inc., a venture backed start-up company that utilized advanced technology to deliver aesthetic medical treatments in retail settings. Mr. Shipley is a certified public accountant and is a current member of the bar in Washington State.
Teresa A. Deuel, age 46, has served as the Company’s Chief Marketing Officer with responsibility for corporate and product marketing, product management and product development since July 2006. Prior to that, Ms. Deuel was the Company’s Senior Vice President of Customer Communications, Service and Support from May 2005 until June 2005, overseeing marketing, the EC Service Center and technical and customer support. Ms. Deuel joined the Company in June 2004 as Vice President of Strategy and Marketing. From June 2000 until May 2004, Ms. Deuel was Vice President of Strategy and Marketing for Integrated Supply Chain Group, a privately held company focused on supply chain software and services. Prior to that, Ms. Deuel held roles of increasing responsibility in engineering, sales and marketing at IBM, ending her 16-year career as an Americas’ Brand Manager, responsible for the sales, marketing and operations of a $1.2 billion product portfolio in the personal computer division. Ms. Deuel holds a BS in electrical engineering from the University of Tennessee and an MBA from Duke University.

Richard Gooding, age 58, has served as the Company’s Vice President of Operations, with responsibility for the Company’s information technology and global quality assurance program, since August 2007. From January 2005 until August 2007, Mr. Gooding served as Executive Vice President and General Manager of the Transaction Delivery Services business unit of EasyLink Services Corporation. From 2001 until January 2005, Mr. Gooding served as Vice President of Operations of EasyLink Services Corporation. From 1997 to 2001, Mr. Gooding was involved in “B2B” Internet startups and consulting services. From 1994 to 1996, Mr. Gooding was President of Western Union Data Services Company. From 1991 to 1994, Mr. Gooding held general management positions at MAI Systems Corporation. Between 1971 and 1991, Mr. Gooding held various positions of increasing responsibilities at Western Union Corporation. Mr. Gooding received a B.S. in Mathematics from Clemson University in 1971.
John Mecke, age 46, has served as the Company’s Vice President of Worldwide Product Management since August 2007. From March 2007 until August 2007, Mr. Mecke was Managing Director of Development Corporate, a mergers and acquisitions advisory firm for high tech companies. From January 2005 to March 2007, he served as Senior Vice President of Corporate Development at Inovis, a $150 million dollar provider of B2B integration solutions. From November 2004 to December 2005, he served as Senior Vice president of Client Services of Inovis, and from April 2003 to December 2003, he served as Vice President of Product Management of Inovis. Prior to April 2003, Mr. Mecke held executive positions with Saba Software, Lumenor, ObjectSpace, Computer Associates, Sterling Software, and KnowledgeWare.
James J. Walsh III, age 42, has served as the Company’s Chief Sales Officer since September 2006, and prior to that as the Company’s Vice President of Sales since July 2006. Mr. Walsh oversees all aspects of the sales process, including managing relationships with existing customers, acquiring new customers, business partner recruitment and development and sales operations. Mr. Walsh joined the Company in January 2006 in a sales management capacity. Prior to joining the Company, Mr. Walsh worked for Reflex Security, Inc., a leading provider of network Intrusion Prevention Solutions (IPS) as Director — Channel Sales. During 2004, Mr. Walsh was Vice President of National Sales for Verity Professionals, LLC, a provider of industry and technology specific staffing solutions for both staff augmentation and permanent placement. From 2000 to 2004, Mr. Walsh served as Vice President of Sales and Marketing for several technology start up firms in Atlanta. Prior to that, Mr. Walsh held roles of increasing responsibility in sales, marketing and channels of distribution at IBM, ending his 15-year career as Director of Brand Management & Marketing, Personal Systems in North America. Mr. Walsh graduated from Johns Hopkins University with a BS in electrical engineering and computer science.
Kevin R. Maloney, age 53, has served as the Company’s Senior Vice President of Worldwide Sales and Marketing since December 1, 2007. Mr. Maloney brings over 30 years of high tech experience to the Company. He is responsible for driving worldwide revenue through worldwide sales, marketing and services of the Company’s management solutions. Prior to joining the Company, Maloney spent 28 years at IBM in various sales and sales management positions in Asia, Europe and the United States. He has extensive experience in hardware and software sales, distribution channel marketing, strategic planning and operations with responsibility for revenue generation, distribution channel efficiency and customer satisfaction. Most recently, he was responsible for worldwide sales and distribution for Network General Corporation and at Check Point Software Technologies. Mr. Maloney holds a Bachelor of Arts degree in Political Science from Wheeling Jesuit University in Wheeling, West Virginia and a Master of Business Administration degree from Mercer University in Atlanta, Georgia.
Board of Directors and Committee Meetings
The Board of Directors held nine meetings during the fiscal year ended July 31, 2007. All of the Company’s directors attended at least 75% of the aggregate number of the meetings of the Board of Directors and any applicable committee held while they were members of the Board of Directors or the applicable committee. The Board of Directors has standing audit, compensation and governance committees.
Because the Company schedules its Board of Directors meeting in conjunction with the annual meeting of stockholders, members of the Board of Directors are invited to the annual meeting of stockholders, and eight directors attended the Company’s last annual meeting.

The following table shows the membership of the standing committees of the Board of Directors as of December 13, 2007.

Name	Audit	Compensation	Governance
Richard J. Berman	X	X
Kim D. Cooke (1)		X	X
Donald R. Harkleroad (2)	X		X
Paul D. Lapides (3)	X		X
John S. Simon (4)		X

(1)	Mr. Cooke served as a member of the Audit Committee until September 2005.

(2)	Mr. Harkleroad was appointed to the Governance Committee in October 2004 and to the Audit Committee in September 2005.

(3)	Mr. Lapides was appointed to the Audit Committee and Governance Committee in October 2005.

(4)	Mr. Simon was appointed to the Compensation Committee in October 2004.
Audit Committee
The Audit Committee consists of Messrs. Lapides (Chairman), Berman and Harkleroad, each of whom are non-employee directors, and its responsibilities include acting as the liaison between the Company and its independent public accountants and performing such other functions as are set forth in the Audit Committee Charter. Mr. Lapides has served as Chairman of the Audit Committee since October 2005. During the fiscal year ended July 31, 2007, the Audit Committee met four times. The report of the Audit Committee for the 2007 fiscal year can be found on page 22 of this Proxy Statement. All present members of the Audit Committee satisfy the independence and experience requirements applicable to members of the audit committee of a NASDAQ-traded company, as well as the audit committee independence standards established by the Securities and Exchange Commission (the “SEC”). The Board of Directors has determined that Mr. Lapides is an “audit committee financial expert” and “independent” as defined by the applicable rules of the SEC.
The Board of Directors has adopted an Audit Committee Charter, a copy of which is available on the Company’s website at www.easylink.com by following the links for About EasyLink, Corporate Governance and Board Committees.
Compensation Committee
The Compensation Committee consists of Messrs. Simon (Chairman), Berman and Cooke, each of whom are non-employee directors, and its responsibilities include the granting of options under and the administration of the Company’s 2005 Stock Incentive Plan (the “2005 Plan”), reviewing and approving the compensation of the executive officers and such other employees of the Company as are assigned to the Compensation Committee by the Board of Directors and making recommendations to the Board of Directors with respect to standards for setting compensation levels. During the fiscal year ended July 31, 2007, the Compensation Committee met two times. The report of the Compensation Committee on Executive Compensation for the 2007 fiscal year can be found on page 22 of this Proxy Statement.
Governance Committee
The Governance Committee consists of Messrs. Harkleroad (Chairman), Cooke and Lapides, each of whom have been determined by the Board of Directors as independent within the meaning of Rule 4200(a)(15) of the NASD listing standards and the applicable rules of the SEC. Mr. Cooke serves as Chairman of the Governance Committee. The Governance Committee met five times in the fiscal year ended July 31, 2007. The Board of Directors has adopted a Governance Committee Charter, as amended in 2006, a copy of which is available on the Company’s website at www.easylink.com by following the links for About EasyLink, Corporate Governance and Board Committees.

Function. The function of the Governance Committee is to assist the Board of Directors by: (1) developing and recommending to the Board of Directors for approval criteria for the selection of nominees for election or appointment to the Board of Directors, (2) recommending director nominees for election or appointment to the Board of Directors consistent with criteria approved by the Board of Directors, (3) recommending to the Board of Directors appropriate director nominees for board committees, (4) recommending compensation for non-employee directors for their service on the Board of Directors and committees of the Board of Directors, (5) developing and recommending to the Board of Directors corporate governance principals applicable to the Company, (6) developing and recommending to the Board of Directors procedures to permit more effective communication from stockholders to the Board of Directors, and (7) leading the Board of Directors and its committees in their annual review of performance.
Director Qualification. In identifying qualified individuals to become members of the Board of Directors, the Governance Committee selects candidates whose attributes it believes would be most beneficial to the Company. The Governance Committee evaluates each individual’s experience, integrity, competence, diversity, skills and dedication in the context of the needs of the Board of Directors.
Identification and Evaluation of Director Candidates. The Governance Committee identifies, screens and recommends a qualified slate of nominees to the Board of Directors for election each fiscal year based on the qualifications set forth above and the need to fill vacancies or expand the size of the Board of Directors. The Governance Committee generally identifies director nominees through the personal, business and organizational contacts of existing directors and management. However, the Governance Committee may use a variety of sources to identify director nominees, including third-party search firms, counsel, advisors and stockholder recommendations. Candidates recommended by the Company’s stockholders are generally evaluated in the same manner as candidates from other sources.
Stockholder Nominations for Director. The Governance Committee has developed and recommended provisions that address the process by which a stockholder may recommend and nominate a candidate to stand for election to the Board of Directors at the Company’s annual meeting of stockholders. Generally, stockholders desiring to make such recommendations should submit a written notice of the recommendation to the Chief Executive Officer of the Company. In order for any nomination notice to be considered timely for next year’s annual meeting of stockholders, the written notice must be received by the Chief Executive Officer of the Company not less than 75 days nor more than 120 days in advance of the first anniversary of the previous year’s annual meeting of stockholders. Stockholders may contact the Chief Executive Officer at the Company’s executive offices for a copy of the relevant provisions regarding the requirements for nominating director candidates.
In fiscal year 2007, the Governance Committee considered the Company’s current directors and other candidates to fill the slate of nominees for election to the Board of Directors. Based on an evaluation of the background, skills and areas of expertise represented by the various candidates, the Governance Committee determined that the current directors possess the appropriate mix of skills and experience and recommended that six members of the Board be re-nominated. The holders of the Company’s Series C Preferred Stock are entitled to select one director to serve on the Board of Directors. As of the date of this proxy statement, the holders of the Company’s Series C Preferred Stock had not exercised their right to select a director.
Communication with Board of Directors
The Company encourages stockholder communication with the Board of Directors. Stockholders and other interested parties may communicate with the Board of Directors by sending their correspondence to:
EasyLink Services International Corporation, Non-Management Directors
c/o Chairman of Governance Committee
EasyLink Services International Corporation
6025 The Corners Parkway, Suite 100
Norcross, Georgia 30092
Any communication should indicate that you are an EasyLink stockholder and clearly specify whether it is intended to be made to the entire Board of Directors or to one or more particular director(s).

Compensation Committee Interlocks and Insider Participation
All members of the Compensation Committee during the fiscal year ended July 31, 2007 were independent directors, and no member was an employee or former employee of the Company. No Compensation Committee member had any relationship requiring disclosure under “Certain Relationships and Related Transactions,” on page 23 below. During the fiscal year ended July 31, 2007, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.
Director Compensation
The Company’s directors are entitled to receive annual compensation of $36,000 for serving on the Board of Directors. This compensation is payable in cash. The directors are also reimbursed for all reasonable expenses incurred by them in connection with serving as directors of the Company.

	Fees Earned or Paid in	Option
	Cash	Awards (1)	Total
Name	($)	($)	($)
Kim D. Cooke	36,000	14,662	50,662
Chairman of the Board
Richard J. Berman	36,000	10,996	46,996
Donald R. Harkleroad	36,000	14,662	50,662
Paul D. Lapides	36,000	14,662	50,662
John S. Simon	36,000	14,662	50,662
Mathew W. Shaw	27,000	5,846 (2)	32,846
Joseph W. Zalewski	27,000	10,996	37,996

(1)
The fair value at the date of grant for the options noted above was $15,590 each for Mr. Cooke, Mr. Harkleroad, Mr. Lapides and Mr. Simon. The fair value at the date of grant for the options noted above was $11,692 each for Mr. Berman, Mr. Shaw and Mr. Zalewski.

(2)
On April 23, 2007, Mr. Shaw forfeited 7,500 shares under option that had an option price of $3 per share. 3,750 of these shares had already vested and $5,846 of the value as calculated by FAS 123R had already been recorded.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Friedman LLP as Independent Registered Public Accounting Firm
The Audit Committee has appointed Friedman LLP to be the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2008. The stockholders are asked to ratify the appointment of Friedman LLP at this Annual Meeting.
Tauber & Balser, P.C. audited the Company’s annual financial statements for the fiscal year ended July 31, 2007.

The Company expects that representatives of both Friedman LLP and Tauber & Balser, P.C. will be present by telephone at the Annual Meeting, will have the opportunity to make statements if they desire to do so and will be available to answer any appropriate questions.
Change of Public Accounting Firm
For the fiscal year ended July 31, 2007, Tauber & Balser, P.C. was the principal independent registered public accounting firm for the Company. On October 26, 2007, the Company dismissed Tauber & Balser, P.C. and engaged Friedman LLP as its new independent registered public accounting firm for the fiscal year ending July 31, 2008. The decision to change the Company’s independent registered public accounting firm was recommended by the Audit Committee and ratified and confirmed by the Board of Directors of the Company.
The audit reports of Tauber & Balser, P.C. on the consolidated financial statements of the Company for each of the years in the two year period ending July 31, 2007 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ending July 31, 2007, and the subsequent interim period through October 26, 2007, there were no disagreements with Tauber & Balser, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Tauber & Balser, P.C., would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the consolidated financial statements of the Company for such periods. During the two fiscal years ending July 31, 2007, and the subsequent interim period through October 26, 2007, there were no “reportable events” as defined in Item 401(a)(1)(v) of Regulation S-K.
In its letter dated October 31, 2007 to the Securities and Exchange Commission, Tauber & Balser, P.C. stated that it agreed with the statements in the preceding two paragraphs. Such letter was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 31, 2007.
During the two fiscal years ending July 31, 2007, and the subsequent interim period through October 26, 2007, neither the Company nor anyone on its behalf consulted Friedman LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company by Friedman LLP with respect thereto; or (ii) any matter that was either the subject of a disagreement or a reportable event.
Audit Fees
The aggregate fees billed by Tauber & Balser, P.C. for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ending July 31, 2007 and July 31, 2006, and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the same fiscal years, were $230,301 and $184,377, respectively.
Audit-Related Fees
The aggregate fees billed by Tauber & Balser, P.C. for audit-related services, generally consisting of fees for consents and consultations on accounting matters, rendered to the Company for fiscal years ending July 31, 2007 and July 31, 2006 were $16,700 and $13,537, respectively.
Tax Fees
There were no fees billed by Tauber & Balser, P.C. for tax fees and fees for tax consulting services, rendered to the Company for the fiscal years ending July 31, 2007 and July 31, 2006.

All Other Fees
There were no other fees billed by Tauber & Balser, P.C. for services rendered to the Company for the fiscal years ending July 31, 2007 and July 31, 2006.
Pre-Approval Policies
The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services provided by the independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee approved all audit and non-audit services provided by Tauber & Balser, P.C. during fiscal years 2007 and 2006.
The Audit Committee determined that the provision by Tauber & Balser, P.C. of non-audit services was compatible with maintaining the independence status of Tauber & Balser, P.C.
Vote Required For Ratification
The Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. Accordingly, stockholder approval is not required to appoint Friedman LLP as the Company’s independent registered public accounting firm for fiscal year 2008. The Board of Directors believes, however, that submitting the appointment of Friedman LLP to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment of Friedman LLP, the Audit Committee will review its future selection of the independent registered public accounting firm.
The ratification of the appointment of Friedman LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the votes present at the Annual Meeting in person or by proxy and voting on the proposal.
THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF FRIEDMAN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF FRIEDMAN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 31, 2008.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the amount and percent of shares of the Company’s class A common stock that, as of November 26, 2007, are deemed under the rules of the SEC to be “beneficially owned” by:
•	each person or “group” (as that term is used in the Securities Exchange Act of 1934) that is known by the Company to beneficially own more than 5% of the Company’s class A common stock;
•	each of the Company’s current directors (other than those directors whose terms of office will not continue after the Annual Meeting) and the nominees for election as directors;
•	each of the Company’s named executive officers; and
•	all the Company’s current directors, nominees for election as directors (other than those directors whose terms of office will not continue after the Annual Meeting) and executive officers as a group.
The percentage of beneficial ownership table is based upon 24,297,760 shares of class A common stock outstanding as of November 26, 2007. The address for those individuals for which an address is not otherwise provided is c/o EasyLink Services International Corporation, 6025 The Corners Parkway, Suite 100, Norcross, GA 30092. To the Company’s knowledge, except as indicated in the footnotes to the following table and pursuant to applicable community property laws, the persons named in the table have sole voting power and investment power with respect to all shares of class A common stock listed as beneficially owned by them.

	Beneficial Ownership
Name and Address	Number	Percent
Principal Stockholders
Blue Water Venture Fund II, L.L.C. (1)	1,359,653	5.6%
1420 Beverly Road, Suite 300 McLean, Virginia 22101

Executive Officers, Directors and Nominees
Richard J. Berman (2)	398,060	1.6%
Kim D. Cooke (3)	120,260	*
Teresa A. Deuel (4)	180,333	*
Donald R. Harkleroad (5)	536,372	2.2%
Paul D. Lapides (6)	21,034	*
Arthur R. Medici (7)	576,538	2.4%
Glen E. Shipley (8)	268,667	1.1%
John S. Simon (9)	27,640	*
Thomas J. Stallings (10)	759,334	3.1%
James J. Walsh III (11)	38,333	*
Joseph W. Zalewski (12)	7,500	*
All current directors, nominees and executive officers as a group (11 persons) (13)	2,934,071	12.1%

*	Less than 1%

(1)
Includes 192,307 shares of class A common stock issuable upon conversion of 250 shares of series D preferred stock. Kim D. Cooke, a director of the Company, is a managing director of Blue Water Capital II, L.L.C. and the managing member of the Blue Water Venture Fund II, L.L.C.

(2)
Includes 207,500 shares of class A common stock issuable upon the exercise of options. Does not include 5,000 shares of class A common stock owned by Mr. Berman’s wife, in which shares Mr. Berman disclaims any beneficial interest.

(3)
Includes 65,000 shares of class A common stock issuable upon the exercise of options. Does not include 1,359,653 shares of class A common stock and an aggregate of 192,307 shares of class A common stock issuable upon the conversion of 250 shares of series D preferred stock owned by Blue Water Venture Fund II, L.L.C., of which Mr. Cooke is a managing director, in which securities Mr. Cooke disclaims any beneficial interest.

(4)	Includes 180,333 shares of class A common stock issuable upon the exercise of options

(5)
Includes 10,000 shares of class A common stock issuable upon the exercise of options. Also includes 508,767 shares of class A common stock owned by The Bristol Company of which Mr. Harkleroad is the President and sole stockholder.

(6)	Includes 10,000 shares of class A common stock issuable upon the exercise of options.

(7)
Includes 435,333 shares of class A common stock issuable upon the exercise of options. Does not include an aggregate of 135,251 shares of class A common stock owned by Mr. Medici’s wife and shares of class A common stock held by his wife as custodian for his daughters, in which securities Mr. Medici disclaims any beneficial interest.

(8)	Includes 265,333 shares of class A common stock issuable upon the exercise of options. Also includes 3,334 shares of restricted class A common stock.

(9)
Includes 10,000 shares of class A common stock issuable upon the exercise of options. Also includes 17,640 shares of class A common stock, which Mr. Simon holds as custodian for his daughter and in which Mr. Simon disclaims any beneficial interest.

(10)	Includes 732,667 shares of class A common stock issuable upon the exercise of options. Also includes 6,667 shares of restricted class A common stock.

(11)	Includes 38,333 shares of class A common stock issuable upon the exercise of options.

(12)	Includes 7,500 shares of class A common stock issuable upon the exercise of options.

(13)	See footnotes (2) through and including (12) above.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy
We designed the compensation program for our named executive officers to attract, motivate and retain key executives who drive the Company’s success. We achieve these objectives through a compensation package that:
•	provides competitive total compensation consisting of a mix of annual salary, standard benefits, cash performance incentives and stock performance incentives;
•	provides a significant portion of total compensation linked to achieving performance goals that we believe will create shareholder value in the near and long term;
•	differentiates rewards based on the contributions of the officer to the Company’s overall performance; and
•	encourages our named executive officers to act as owners with an equity stake in the Company.
Determining Executive Compensation
Determining the Chief Executive Officer’s Compensation. The independent members of the Board of Directors approve the compensation of the Chief Executive Officer. The Compensation Committee makes a recommendation to the independent directors for the Chief Executive Officer’s base salary and bonus. The Compensation Committee meets in executive session to formulate its recommendation for the Chief Executive Officer’s base pay and bonus. These recommendations are based on:
•	the Chief Executive Officer’s historical earnings, value of unvested equity incentives, benefits, perquisites and potential severance payments;
•	an evaluation of the compensation of chief executives at peer group companies;
•	the earnings of our other named executive officers; and
•	an evaluation of the Chief Executive Officer’s performance for the fiscal year conducted by the Compensation Committee.
The evaluation is based on the Chief Executive Officer’s success in achieving his performance commitments, which include financial, strategic and leadership goals. The Chief Executive Officer also provides the Board of Directors with a self-evaluation of his performance.
The Board of Directors approves the Chief Executive Officer’s salary and target bonus compensation for the current fiscal year and his bonus compensation for the previous fiscal year in the first quarter of the fiscal year.
Determining Compensation for Other Named Executive Officers. The Compensation Committee approves the annual compensation (including salary, bonus and stock-based compensation) for our named executive officers (other than the Chief Executive Officer) based on:
•	the executive’s historical earnings, value of unvested equity incentives, benefits, perquisites and potential severance payments (if any).
•	the executive’s scope of responsibilities;
•	an evaluation of similar roles at peer group companies;
•	internal comparisons to the compensation of other executives;
•	evaluations of performance for the fiscal year, as submitted by the Chief Executive Officer, and supported by performance evaluation documents; and
•	the Chief Executive Officer’s recommendations for each named executive officer’s base pay and bonus amounts.
The Compensation Committee approves the salary, bonus compensation range and equity incentives for the current fiscal year for the named executive officers (other than the Chief Executive Officer) and their bonus compensation for the preceding fiscal year in the first quarter of the fiscal year after the relevant performance information is available.
Compensation Benchmarking
We compete for senior executive talent with various technology and services companies. Periodically we review the market competitiveness of our executive officer compensation programs. If the review shows that our executive compensation programs are not competitive, the Compensation Committee may adjust those programs appropriately.

Our philosophy is to target total compensation (base salary, bonus and stock) that is competitive in the market for executives in similar positions at similar companies with similar skills and experience. A named executive officer’s experience, performance, specific skill set or the unique nature of the scope of responsibilities significantly influences that individual’s total pay package. We deliver a significant proportion of total compensation through short and long-term incentives in the form of cash bonuses and equity compensation.
When assessing the market competitiveness of our compensation programs, we review third-party surveys and publicly available data relating to a specific group of companies. For our executive compensation comparisons, we consider the following peer group of technology companies in our industry that employ work forces with skill sets and professional backgrounds similar to those of the Company’s work force:
Checkfree Corporation
Intelligent Systems Corporation
Internet Security Systems, Inc.
Manhattan Associates, Inc.
PRG-Schultz International, Inc.
Radiant Systems, Inc.
Witness Systems, Inc.
Components of Compensation
The components of compensation for our named executive officers include salary, bonus, stock-based compensation and benefit programs. A significant portion of the potential cash compensation for our named executive officers is in the form of performance-based bonuses, and a significant portion of the total compensation for our named executive officers is in the form of stock option grants. Performance-based bonuses are a key element of our compensation program because they align the interests of our executives with those of our shareholders. Stock-based compensation is a key element of our compensation program because: (a) it also aligns the interests of our executives with those of our shareholders, and (b) the multi-year vesting schedule provides returns over a period aligned with our multi-year strategic plans while providing retention benefits to the company.
Discussion of Elements of Compensation
Salary. Salaries for named executive officers are determined based on a variety of factors, including the executive’s scope of responsibilities, an evaluation of similar roles at peer group companies and a comparison of salaries to peers within the Company. Salaries are reviewed for our named executive officers once each year, and salaries may be adjusted after considering the above factors and the named executive officer’s performance.

Annual Cash Bonus. In fiscal year 2007, our named executive officers had the opportunity to earn a cash bonus up to a maximum percentage of his or her salary earned during the fiscal year, as set forth in the table below:

		Percentage of
Name	Title	Salary
Thomas J. Stallings	Chief Executive Officer	100.0%
Glen E. Shipley	Vice President, Chief Financial Officer and Secretary	61.0%
Arthur R. Medici	President and Chief Operating Officer	57.1%
Teresa A. Deuel	Vice President of Product Development and Support	66.7%
James J. Walsh III	Vice President of Sales and Marketing	150.0%
Bonuses are provided to reward achieving business results against Company-wide and individual annual performance commitments and to deliver additional cash compensation as part of an overall compensation package that is competitive in the marketplace.
The Compensation Committee determines bonuses in its discretion based on performance across a combination of qualitative and quantitative objectives during the performance period. Working with our Chief Executive Officer, each named executive officer establishes these objectives annually as performance commitments. The Chief Executive Officer establishes his commitments in consultation with the Compensation Committee. The commitments used to determine bonuses vary for each executive based on his responsibilities and may include financial or strategic measures, including:
•	revenue;
•	profitability;
•	innovation;
•	product and service development and implementation;
•	quality;
•	customer satisfaction;
•	organizational leadership;
•	strategic planning and development; and
•	efficiency and productivity.
Bonus objectives for fiscal 2007 were generally weighted 37.5% to the achievement of company-wide revenue targets, 37.5% to the achievement of company-wide operating income targets and 25% to the achievement of individual performance objectives.
For named executive officers other than the Chief Executive Officer, the Chief Executive Officer recommends individual bonus payments based on the executive’s performance against his or her commitments for the year. The Compensation Committee considers the recommendations and makes a final decision on the bonus payments.
For the Chief Executive Officer, the Compensation Committee recommends a bonus payment to the independent members of the Board of Directors. In making this recommendation, the Compensation Committee considers the performance evaluation of the Chief Executive Officer conducted by the Compensation Committee. The Board of Directors considers the Compensation Committee’s recommendation and the Chief Executive Officer’s performance evaluation in determining the bonus for the Chief Executive Officer.
Equity Compensation Awards. Named executive officers receive grants under our stock-based incentive program linked to Company performance. Our stock-based incentive program is designed to focus our top leaders on shared business goals that guide our annual and long-term growth and address specific business challenges by rewarding participants with interests in shares of our common stock depending on our performance. For fiscal year 2007, these interests were in the form of incentive stock options. We may in the future rely more on grants of restricted stock or other forms of equity compensation to compensate our executives.

We believe our stock based incentive program is an effective element of our compensation program because: (i) the number of options received depends on performance against key business metrics; (ii) retention of executives is enhanced by having a significant percentage of total compensation derived from equity awards and by using a multi-year vesting schedule for the awards; and (iii) the program aligns management’s interests with our shareholders’ long-term interests through award values that change with long-term shareholder interests.
We have historically not granted equity awards on a predetermined schedule. The Compensation Committee reviews total compensation, compensation mix, potentially-realizable value and unvested awards of our named executive officers and makes grants as appropriate to maintain suitable retention and performance incentives for our named executive officers. The Compensation Committee determines the size of the target award for each named executive officer based on the Chief Executive Officer’s recommendations and the Compensation Committee’s assessment of the executive’s scope of responsibilities and compensation relative to other executives at the Company and comparable positions at other companies.
Prior to vesting and exercise, executives do not have the right to vote or receive dividends on shares underlying an option award. Option grants are subject to forfeiture if the executive’s employment terminates before vesting for any reason other than disability or death.
Fiscal Year 2007 Equity Incentive Grants. Equity incentive grants during fiscal 2007 are set forth below in the table titled “Grants of Plan-Based Awards during Fiscal Year Ended July 31, 2007.” We include the SFAS No. 123(R) expense of these shares in the applicable named executive officer’s compensation in the Summary Compensation Table for fiscal years in which they vest.
Executive Benefits. The named executive officers are eligible for the same level and offering of benefits made available to other full-time employees, including our 401(k) plan, health care plan, life insurance plans and other welfare benefit programs.
Perquisites. We do not routinely provide any significant perquisites to our named executive officers.
Tax/Accounting Treatment of Compensation
Under Section 162(m) of the Internal Revenue Code, we may not be able to deduct certain forms of compensation in excess of $1 million paid to certain named executive officers that we employ at year-end. Certain performance-based compensation approved by stockholders is not subject to this deduction limit. Generally, in structuring compensation for our named executive officers, we consider whether the form of compensation will be deductible. However, other factors may be of greater importance than preserving deductibility of annual incentive and long-term performance awards. Stock option grants under our equity incentive program are expected to qualify as performance-based compensation under Section 162(m). In accordance with SFAS No. 123(R), we measure the fair value of the stock options as of the date of grant based on the expected value of the underlying common stock over the life of the option and the exercise price. These awards are amortized over their applicable vesting period using the straight-line method.
Termination/Change-in-Control
Our Chief Executive Officer, Chief Financial Officer, Vice President of Product Development and Support, Vice President of Worldwide Product Management, and Senior Vice President of Worldwide Sales and Marketing may be entitled to certain benefits following their termination or a change-in-control as described below in the section titled “Potential Payments Upon Termination or Change-in-Control” and “Employment Agreements”. None of our other named executive officers are entitled to any such benefits.

Summary Compensation Table
The following table contains information about compensation received by the named executive officers during the fiscal year ended July 31, 2007.

				Non-Equity
				Incentive Plan
		Salary	Option Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)	($)
Thomas J. Stallings	2007	250,000	258,729	203,125	711,854
Chief Executive Officer
Glen E. Shipley	2007	175,000	70,686	82,750	328,436
Vice President, Chief Financial Officer and Secretary
Arthur R. Medici	2007	205,000	69,498	—	274,498
President and Chief Operating Officer
Teresa A. Deuel	2007	150,000	106,655	80,000	336,655
Vice President of Product Development and Support
James J. Walsh III	2007	98,333	63,434	132,375	295,809
Vice President of Sales and Marketing

(1)	Represents non-equity incentive plan compensation paid in fiscal year 2008 based on performance during fiscal year 2007.
Grants of Plan-Based Awards during Fiscal Year Ended July 31, 2007
The following table provides information on equity and non-equity awards granted to the named executive officers during the fiscal year ended July 31, 2007.

					All Other
					Option
					Awards:	Exercise
					Number of	or Base	Grant Date Fair
		Estimated Future Payouts Under			Securities	Price of	Value of Stock
		Non-Equity Incentive Plan Awards (1)			Underlying	Option	and Option
		Threshold	Target	Maximum	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	($/Sh)	($/Sh)
Thomas J. Stallings	9/25/2006	$225,000	$250,000	$250,000	100,000	3.50	1.85
Glen E. Shipley	9/25/2006	90,000	100,000	100,000	35,000	3.50	1.85
Arthur R. Medici	9/25/2006	112,500	125,000	125,000	35,000	3.50	1.85
Teresa A. Deuel	9/25/2006	90,000	100,000	100,000	35,000	3.50	1.85
James J. Walsh III	9/25/2006	135,000	150,000	150,000	80,000	3.50	1.85

(1)	Represents non-equity incentive plan compensation awarded for fiscal year 2007 and paid during fiscal year 2008 prior to the date of this proxy statement.

Outstanding Equity Awards at Fiscal Year End July 31, 2007
The following table provides information on exercisable and unexercisable options held by the named executive officers on July 31, 2007. There were no unvested stock awards held by any of the named executive officers on July 31, 2007.

	Option Awards
			Equity Incentive Plan
	Number of Securities	Number of Securities	Awards: Number of
	Underlying	Underlying Unexercised	Securities Underlying	Option
	Unexercised Options	Options (#)	Unexercised	Exercise Price	Option Expiration
Name	(#) Exercisable	Unexercisable	Unearned Options (#)	($)	Date
Thomas J. Stallings	300,000	0	0	0.96	12/1/2013
Thomas J. Stallings	25,000	0	50,000	2.50	12/1/2013
Thomas J. Stallings	100,000	0	0	1.01	10/14/2014
Thomas J. Stallings	33,000	33,000	0	1.90	8/1/2015
Thomas J. Stallings	66,667	33,333	0	2.75	11/17/2015
Thomas J. Stallings	66,667	33,333	0	2.75	11/17/2015
Thomas J. Stallings	33,333	66,667	0	3.50	9/25/2016
Glen E. Shipley	200,000	0	0	0.90	11/8/2014
Glen E. Shipley	21,000	21,000	0	1.90	8/1/2015
Glen E. Shipley	11,667	23,333	0	3.50	9/25/2016
Arthur R. Medici	25,000	0	0	2.57	5/30/2011
Arthur R. Medici	50,000	0	0	2.55	11/8/2011
Arthur R. Medici	20,000	0	0	1.30	12/18/2012
Arthur R. Medici	10,000	0	0	1.25	1/20/2014
Arthur R. Medici	250,000	0	0	2.26	4/1/2014
Arthur R. Medici	28,500	28,500	0	1.90	8/1/2015
Arthur R. Medici	11,667	23,333	0	3.50	9/25/2016
Teresa A. Deuel	45,000	0	0	1.40	6/19/2014
Teresa A. Deuel	70,000	35,000	0	1.83	5/16/2015
Teresa A. Deuel	21,000	21,000	0	1.90	8/1/2015
Teresa A. Deuel	11,667	23,333	0	3.50	9/25/2016
James J. Walsh III	0	45,000	0	3.50	9/25/2016
James J. Walsh III	11,667	23,333	0	3.50	9/25/2016
Option Exercises and Stock Vested for Fiscal Year Ended July 31, 2007
During the fiscal year ended July 31, 2007, no stock options were exercised by any of the named executive officers, and no stock awards vested during the fiscal year ended July 31, 2007 for any of the named executive officers.

Potential Payments Upon Termination or Change-in-Control
With the exception of the employment agreements entered into on August 28, 2007 between the Company and each of our Chief Executive Officer and Chief Financial Officer and the employment agreements entered into on December 1, 2007 between the Company and each of our Vice President of Product Development and Support, Vice President of Worldwide Product Management and Senior Vice President of Worldwide Sales and Marketing, as described in further detail below in the section titled “Employment Agreements,” there are no contracts, agreements or plans (written or not) that provide for payments to any named executive officer upon, following or in conjunction with any termination, resignation, severance, retirement or change-in-control of the Company.
Employment Agreements
On August 28, 2007, the Company entered into an employment agreement with Thomas J. Stallings, our Chief Executive Officer. The employment agreement replaced the existing employment agreement between the Company and Mr. Stallings. Mr. Stallings’ employment agreement has an initial term of two years and renews annually thereafter.
Pursuant to his employment agreement, Mr. Stallings is entitled to receive an annual base salary of $350,000, with a performance-related bonus targeted at $350,000 per year based on specific criteria set forth in the employment agreement. In addition, Mr. Stallings received a one-time grant of 80,000 shares of restricted stock, which will vest in 24 equal monthly installments beginning on September 28, 2007. All of the shares will vest upon a change of control of the Company. Mr. Stallings’ salary can increase to $400,000 in 2009 based on performance criteria, and his target performance-related bonus in 2009 is $400,000.
Under his employment agreement, Mr. Stallings has agreed not to solicit the Company’s customers or employees or compete with the Company for a period of one year following termination of his employment. Under his employment agreement, Mr. Stallings is also eligible to receive 12 months of his base salary plus any target performance-related bonus that would have accrued in the fiscal year in the event of termination of Mr. Stallings’ employment due to his death or long-term disability, by the Company other than for cause or by Mr. Stallings due to an adverse change in his duties, which amount would be paid in accordance with the Company’s then existing standard payroll policies (including payroll deductions) over the 12-month period following such termination.
For purposes of the employment agreement, a change of control means the acquisition by a person or group of securities possessing more than 50% of the voting power to elect the directors of the Company, a merger or consolidation of the Company which results in less than 50% of the voting power to elect the directors of the surviving entity being beneficially held by the holders of the Company’s securities having the voting power to elect the directors of the Company prior to the merger or consolidation, or a transfer by the Company of substantially all of its assets except to a corporation in which the Company holds more than 50% of the voting power to elect the directors of the corporation.
For purposes of the employment agreement, cause means conviction of (or pleading guilty or nolo contendere to) a felony or any misdemeanor involving dishonesty or moral turpitude or the willful and continued failure to substantially perform the executive’s duties with the Company (other than any failure resulting from death, illness or disability) that has, or can reasonably be expected to have, a direct and material adverse monetary effect on the Company. For purposes of the employment agreement, an adverse change in the executive’s duties means a change in his reporting responsibilities, titles, job responsibilities or offices that results in a material diminution of his status, control or authority, the assignment to him of any positions, duties or responsibilities that are materially inconsistent with his positions, duties and responsibilities or status with the Company immediately prior to the change, the requirement by the Company that the executive be based or perform his duties anywhere other than the principal executive offices of the Company, which are located not more than 25 miles from their location upon commencement of the employment agreement or a failure by the Company to provide for the executive’s participation in any employee benefit plans at a level or to an extent that is at least commensurate with that of other executive officers of the Company.
On August 28, 2007, the Company entered into an employment agreement with Glen E. Shipley, our Chief Financial Officer, which employment agreement has an initial term of one year and renews annually thereafter. Pursuant to his employment agreement, Mr. Shipley is entitled to receive an annual base salary of $225,000, with a performance related-bonus targeted at $225,000 per year based on specific criteria as set forth in the employment agreement. In addition, Mr. Shipley received a one-time grant of 40,000 shares of restricted stock, which will vest in 24 equal monthly installments beginning on September 28, 2007. All of the shares will vest upon a change of control of the Company.

Mr. Shipley has agreed not to solicit the Company’s customers or employees or compete with the Company for a period of one year following termination of his employment. Under his employment agreement, Mr. Shipley is also eligible to receive 12 months of his base salary plus any target performance-related bonus that would have accrued in the fiscal year in the event of termination of his employment due to his death or long-term disability, by the Company other than for cause or by Mr. Shipley due to an adverse change in his duties, which amount would be paid in accordance with the Company’s then existing standard payroll policies (including payroll deductions) over the 12-month period following such termination. For purposes of Mr. Shipley’s employment agreement, the terms change of control, cause and adverse change in duties are defined as described above with respect to Mr. Stallings’ employment agreement.
On December 1, 2007, the Company entered into an employment agreement with Teresa A. Deuel, our Vice President of Product Development and Support, which employment agreement has an initial term of one year and renews annually thereafter. Pursuant to her employment agreement, Ms. Deuel is entitled to receive an annual base salary of $200,000, with a performance related-bonus targeted at $100,000 per year based on specific criteria as set forth in the employment agreement. In addition, Ms. Deuel received a one-time grant of 20,000 shares of restricted stock, which will vest in 36 equal monthly installments beginning on January 1, 2008. All of the shares will vest upon a change of control of the Company.
Ms. Deuel has agreed not to solicit the Company’s customers or employees or compete with the Company for a period of one year following termination of her employment. Under her employment agreement, Ms. Deuel is also eligible to receive 12 months of her base salary plus any target performance-related bonus that would have accrued in the fiscal year in the event of termination of her employment due to her death or long-term disability, by the Company other than for cause or by Ms. Deuel due to an adverse change in her duties, which amount would be paid in accordance with the Company’s then existing standard payroll policies (including payroll deductions) over the 12-month period following such termination. For purposes of Ms. Deuel’s employment agreement, the terms change of control, cause and adverse change in duties are defined as described above with respect to Mr. Stallings’ employment agreement.
On December 1, 2007, the Company entered into an employment agreement with John Mecke, our Vice President of Worldwide Product Management, which employment agreement has an initial term of one year and renews annually thereafter. Pursuant to his employment agreement, Mr. Mecke is entitled to receive an annual base salary of $200,000, with a performance related-bonus targeted at $100,000 per year based on specific criteria as set forth in the employment agreement. In addition, Mr. Mecke received a one-time grant of 30,000 shares of restricted stock, one-third of which will vest on December 1, 2008 and the remainder of which will vest monthly thereafter in 24 equal monthly installments. All of the shares will vest upon a change of control of the Company.
Mr. Mecke has agreed not to solicit the Company’s customers or employees or compete with the Company for a period of one year following termination of his employment. Under his employment agreement, Mr. Mecke is also eligible to receive 12 months of his base salary plus any target performance-related bonus that would have accrued in the fiscal year in the event of termination of his employment due to his death or long-term disability, by the Company other than for cause or by Mr. Mecke due to an adverse change in his duties, which amount would be paid in accordance with the Company’s then existing standard payroll policies (including payroll deductions) over the 12-month period following such termination. For purposes of Mr. Mecke’s employment agreement, the terms change of control, cause and adverse change in duties are defined as described above with respect to Mr. Stallings’ employment agreement.
On December 1, 2007, the Company entered into an employment agreement with Kevin R. Maloney, our Senior Vice President of Worldwide Sales and Marketing, which employment agreement has an initial term of one year and renews annually thereafter. Pursuant to his employment agreement, Mr. Maloney is entitled to receive an annual base salary of $250,000, with a performance related-bonus targeted at $250,000 per year based on specific criteria as set forth in the employment agreement. In addition, Mr. Maloney received a one-time grant of stock options to purchase 300,000 shares of the Company’s class A common stock, one-third of which stock options will vest on December 1, 2008 and the remainder of which will vest monthly thereafter in 24 equal monthly installments. All of the stock options will vest upon a change of control of the Company.

Mr. Maloney has agreed not to solicit the Company’s customers or employees or compete with the Company for a period of one year following termination of his employment. Under his employment agreement, Mr. Maloney is also eligible to receive 12 months of his base salary plus any target performance-related bonus that would have accrued in the fiscal year in the event of termination of his employment due to his death or long-term disability, by the Company other than for cause or by Mr. Maloney due to an adverse change in his duties, which amount would be paid in accordance with the Company’s then existing standard payroll policies (including payroll deductions) over the 12-month period following such termination. For purposes of Mr. Maloney’s employment agreement, the terms change of control, cause and adverse change in duties are defined as described above with respect to Mr. Stallings’ employment agreement.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
John S. Simon (Chairman)
Richard J. Berman
Kim D. Cooke
REPORT OF THE AUDIT COMMITTEE
The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended July 31, 2007.
The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has also discussed with Tauber & Balser, P.C., the Company’s independent registered public accounting firm for the fiscal year ended July 31, 2007, matters relating to the auditors’ judgments about the acceptability, as well as the quality, of the Company’s accounting principles, as applied in its financial reporting as required by Statement on Auditing Standards No. 61, Communications with Audit Committees. Tauber & Balser, P.C. has confirmed to the Audit Committee that it is in compliance with the rules, standards and policies of the Independence Standards Board and the SEC governing auditor independence. The Audit Committee received and discussed with Tauber & Balser, P.C. its written disclosures as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.
Based on the Audit Committee’s review and discussion referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007.
Audit Committee
Paul D. Lapides (Chairman)
Richard J. Berman
Donald R. Harkleroad
NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY’S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE FOREGOING REPORT SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Audit Committee reviews and approves transactions and business arrangements with businesses and other organizations in which any of our directors, executive officers, or nominees for director, or their immediate families, or a greater than 5% owner of our stock, may also be a director, executive officer, or investor, or have some other direct or indirect material interest, which we refer to in this discussion as “related-party transactions.” If a related-party transaction subject to review directly or indirectly involves a member of the Audit Committee (or an immediate family member), the remaining Audit Committee members will conduct the review. To receive Audit Committee approval, related-party transactions must have a business purpose for the Company and be on terms that are fair and reasonable to the Company and as favorable to the Company as would be available from non-related entities in comparable transactions.
There were no related-party transactions during the fiscal year ended July 31, 2007.
CODE OF ETHICS
The Company has adopted a Code of Ethics applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Controller, financial managers and any persons performing similar finance and accounting functions. The Company has posted the Code of Ethics in the Corporate Governance section of its web site at www.easylink.com by following the links for About EasyLink, Corporate Governance and Code of Ethics. If, in the future, the Company amends, modifies or waives a provision in the Code of Ethics, it may, rather than filing a current report on Form 8-K, satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting such information on the Company’s web site as necessary.
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and stockholders owning more than 10% of the Company’s class A common stock, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and such stockholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file pursuant to these requirements. Based solely on the Company’s review of the copies of such forms that it has received, or written representations from reporting persons, the Company believes that during the fiscal year ended July 31, 2007, all executive officers and directors of the Company and such stockholders complied with all applicable filing requirements on a timely basis, with the exception that Messrs. Medici and Shipley and Ms. Deuel were each late in filing Form 4s to report a stock option grant that was received in September 2006; and Mr. Berman was late in filing a Form 4 to report a stock option grant that was received in January 2007.
FORM 10-K EXHIBITS
The Company has included with this Proxy Statement a copy of its Form 10-K which is part of the Annual Report for the fiscal year ended July 31, 2007, including the financial statements, schedules and list of exhibits. The Company will mail without charge, upon written request, a copy of its Form 10-K exhibits. Requests should be sent to EasyLink Services International Corporation, 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092. They are also available, free of charge, at the SEC’s web site, www.sec.gov.
OTHER MATTERS
The Company knows of no other matter to be submitted to the stockholders for approval at the Annual Meeting. If any other matter properly comes before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold. You are, therefore, urged to mark, sign and date the accompanying proxy card and return it to the Company as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

FOR THE BOARD OF DIRECTORS OF EASYLINK SERVICES INTERNATIONAL CORPORATION

Glen E. Shipley Secretary

ANNUAL MEETING OF STOCKHOLDERS OF EASYLINK SERVICES INTERNATIONAL CORPORATION January 8, 2008
Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided.
The Board of Directors recommends a vote “FOR” all nominees in Proposal 1 and “FOR” Proposal 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN Proposal 1.— Election of the following Nominees as Directors:Proposal 2 — Ratification of the appointment of Friedman LLP as the Company’s independent registered accounting firm for NOMINEES: the fiscal year ending July 31, 2008. FOR ALL NOMINEESO Richard J. Berman O Kim D. Cooke O Donald R. HarkleroadThe shares represented by this Proxy Card will be voted as directed by the WITHHOLD AUTHORITY FOR ALL NOMINEESO Paul D. Lapidesundersigned stockholders. If no direction is given when the duly executed Proxy O John S. SimonCard is returned, such shares will be voted “FOR” all nominees in Proposal 1 FOR ALL EXCEPTO Thomas J. Stallingsand “FOR” Proposal 2, and, in accordance with the judgment of the proxies, for (See instructions below) or against any other matter that may properly come before the Annual Meeting and any postponement or adjournment thereof. INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of StockholderDate:Signature of StockholderDate: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

EASYLINK SERVICES INTERNATIONAL CORPORATION
6025 THE CORNERS PARKWAY SUITE 100 NORCROSS, GEORGIA 30092 THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of EasyLink Services International Corporation (the “Company”) hereby revokes all prior proxies and hereby appoints each of Thomas J. Stallings and Glen E. Shipley as a proxy for the undersigned, each with full power of substitution, to vote all shares of class A common stock, series C preferred stock and series D preferred stock of the Company which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held on Tuesday, January 8, 2008 at 10:00 a.m., Eastern Time, at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092 and at any postponement or adjournment thereof, and the undersigned authorizes and instructs such proxies or their substitutes to vote as designated on the reverse side hereof and in their discretion as to other matters.
Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
(Continued and to be signed on the reverse side) 14475